General Motors statement regarding the resignation of Jerome B. York from the GM Board of Directors

      Oct. 6, 2006


      GM has received Mr. York's resignation from the GM Board of Directors, effective today.

      Under the direction of the GM Board, we remain focused on our North America turnaround, where we are making real progress, progress that is well ahead of what some skeptics thought possible. Over the past 12 months, we have implemented several fundamental moves - in health care, manufacturing capacity, hourly attrition, salaried and executive headcount and benefits, asset sales and liquidity enhancements, acceleration of key product launches, introduction of the industry's best warranty, and completely revamping our marketing strategy. These actions are already yielding very significant and needed improvement in our results - more than $9 billion in yearly cost savings on a running rate basis by the end of 2006, and record revenues in the first two quarters of this year, to name but two significant ones.

      General Motors is focused today on several other key matters, as well:
      The successful resolution of Delphi and closing the GMAC transaction in the fourth quarter; on the acceleration of the GM Europe turnaround; and continued profitable growth, especially in Asia and South America.

      With respect to the comments on the Renault-Nissan alliance study in Tracinda's 13D filing, it's appropriate to note that the decision to end the equity alliance discussions was unanimously approved by the GM Board, which consists of 12 directors, 11 of whom are independent of management. This decision was made after a comprehensive process that included joint synergy evaluation by the management of all three companies and receipt of advice on the proposal by two prominent financial advisers. The GM Board concluded that the alliance framework required by Renault-Nissan would substantially disadvantage GM shareholders. This structure included the potential joint projects, which we agreed could yield significant aggregate synergies, but which were highly skewed to Renault-Nissan. The structure also included the requirement to sell a substantial equity stake in GM at no premium, along with preferential rights, which could have had the practical effect of foreclosing GM from entering equity alliances with other OEMs. Renault-Nissan made it clear they were unwilling to pay any premium in any of these areas.

      Through its support and actions, the GM Board has indicated the best way to drive value is to continue to remain focused and vigilant in our stated turnaround program.



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      Forward-looking Statements

      In this statement and in related comments by General Motors management, we will use words like "expect," "estimate," "plan," "goal," "project," "priorities," "target," "intend," "may," "would," "could," or "potential," to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM's actual results may differ materially due to a variety of important factors.

      Among other items, such factors might include: our ability to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and an accelerated attrition program, to realize production efficiencies and to implement capital expenditures at levels and times planned by management; the pace of product introductions and market acceptance of our new products; the effect of a strategic relationship on the competitive environment and the effect of competition in our markets; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; our ability to complete the timely sale of a 51-percent controlling interest in GMAC; labor strikes or work stoppages at our key suppliers such as Delphi Corporation or financial difficulties at those key suppliers; negotiations and bankruptcy court actions with respect to our relationship with Delphi; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate.

      The most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed by GM provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

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      Contact:

      Tony Cervone
      GMNA Communications
      313-665-8829 (office)
      313-421-1341 (mobile)